UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Valley Financial Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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VALLEY FINANCIAL CORPORATION

36 Church Avenue, SW

Roanoke, Virginia 24011

NOTICE OF 2005 ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the 2005 Annual Meeting of Shareholders of Valley Financial Corporation (the “Annual Meeting”) will be held in Fitzpatrick Hall at the Jefferson Center, 541 Luck Avenue, S. W., Roanoke, Virginia 24016 on Wednesday, April 27, 2005 at 6:00 p.m. local time for the following purposes:

1.	To elect one Class A director to serve until the 2007 Annual Meeting of Shareholders, five class B directors to serve until the 2008 Annual Meeting and one Class C director to serve until the 2006 Annual Meeting or in the case of each director, until his or her successor is duly elected and qualifies.

2.	To approve the 2005 Key Employee Equity Award Plan and to reserve 250,000 shares of authorized but unissued Common Stock for issuance under the Plan.

3.	To transact such other business as may properly come before the Annual Meeting.

After the Annual Meeting, shareholders are invited to stay for a reception in Fitzpatrick Hall.

Only shareholders of record at the close of business on March 7, 2005 are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

Your attention is directed to the Proxy Statement accompanying this Notice for a more complete statement regarding matters proposed to be acted upon at the Annual Meeting.

To assure that your shares are represented at the Annual Meeting, please complete, sign, date and mail promptly the enclosed proxy, for which a return envelope is provided. Your proxy is revocable by you at any time prior to its exercise.

By Order of the Board of Directors

Ellis L. Gutshall
President and Chief Executive Officer

March 15, 2005

VALLEY FINANCIAL CORPORATION

36 Church Avenue, SW

Roanoke, Virginia 24011

PROXY STATEMENT

FOR THE 2005 ANNUAL MEETING OF SHAREHOLDERS

The solicitation of the enclosed proxy is made by and on behalf of the Board of Directors of Valley Financial Corporation (the “Company”) to be used at the 2005 Annual Meeting of Shareholders (the “Annual Meeting”) to be held at 6:00 p.m. local time in Fitzpatrick Hall at the Jefferson Center, 541 Luck Avenue, S. W., Roanoke, Virginia 24016 on Wednesday, April 27, 2005 and at any adjournments thereof. The approximate mailing date of this Proxy Statement is March 15, 2005.

The cost of solicitation of proxies will be borne by the Company. Such costs include charges by brokers, fiduciaries and custodians for forwarding proxy materials to beneficial owners of Company stock held in their names. Solicitations will be made only by use of the mails, except that if necessary, officers, directors and employees of the Company may without additional compensation solicit proxies by telephone or personal contact.

All properly executed proxies delivered pursuant to this solicitation will be voted at the Annual Meeting in accordance with the instructions thereon. Any person signing and mailing the enclosed proxy may, nevertheless, revoke the proxy at any time prior to the actual voting of it by providing written notice of revocation of the proxy, or by submitting a signed proxy bearing a later date. Any such written notice of revocation should be sent to the Corporate Secretary of the Company, P.O. Box 2740, Roanoke, Virginia 24001.

An Annual Report to Shareholders including the summary consolidated financial statements for the year ended December 31, 2004 is being mailed to you concurrently with this Proxy Statement, but is not and should not be considered proxy solicitation material.

VOTING PROCEDURES

The record date for eligibility to vote at the Annual Meeting is March 7, 2005. As of that date the Company had outstanding 4,074,630 shares of its common stock, no par value (the “Common Stock”), each of which is entitled to one vote at the Annual Meeting or any adjournment of the meeting. A majority of votes entitled to be cast on matters to be considered at the Annual Meeting constitutes a quorum. Broker non-votes (in which brokers fail to vote shares on behalf of the beneficial owners thereof) will not be treated as present or represented at the meeting, and will not be included in determining whether a quorum is present.

Election of Directors. Directors are elected by a plurality of the votes of the shares represented in person or by proxy at the Annual Meeting. Only shares that are voted in favor of a nominee will be counted toward that nominee’s achievement of a plurality. Shares represented by proxy as to which the shareholder properly withheld authority to vote for a nominee will not be counted toward that nominee’s achievement of a plurality.

Other Matters. The affirmative vote of a majority of the shares represented at the Annual Meeting is required for a matter to be deemed approved by the shareholders. Shares represented by proxy as to which the shareholder abstained from voting are considered present at the meeting for the proposal but, because they are not affirmative votes for the proposal, they have the same effect as votes cast against the proposal. Broker non-votes are not considered present at the Annual Meeting and are not counted with regard to the proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information as to persons believed by management of the Company to be beneficial owners of more than 5% of the outstanding Common Stock. Other than as disclosed below, the Company is not aware of any person or group, as those terms are defined in the Securities Exchange Act of 1934, who beneficially owned more than 5% of the outstanding Common Stock as of March 7, 2005.

Title of Class	Name and Address of Beneficial Owner	Number of Shares Owned	Percent of Class
Common Stock	Nicholas F. Taubman 2965 Colonnade Drive Roanoke, VA 24018	404,022	9.92

Common Stock	George W. Logan P.O. Box 1190 Salem, VA 24153	360,000	8.84

Common Stock	The Banc Funds Company, LLC 208 S. LaSalle Street Chicago, IL 60604	208,044	5.11

ELECTION OF DIRECTORS

The Company’s Articles of Incorporation divide the Board of Directors into three classes (A, B and C) as nearly equal in number as possible, with the terms of office of each class ending in successive years. The current term of office of the Class B directors expires at this 2005 Annual Meeting. The terms of office of the Class C and Class A directors will expire in 2006 and 2007, respectively. Three new directors, James S. Frantz, Jr., Samuel L. Lionberger, Jr. and Geoffrey M. Ottaway, who were recently elected on an interim basis by the Board are proposed for election by the shareholders, one in each class. The new directors were recommended for election on an interim basis by non-management directors of the Company.

It is the intent of the named proxies, unless otherwise directed, to vote in favor of the election of each of the one nominee for Class A director, five nominees for Class B director and one nominee for Class C director whose names appear below. Each nominee has agreed to serve if elected. In the event any named nominee shall unexpectedly be unable to serve, proxies will be voted for the remaining named nominees and such other person or persons as may be designated by the Board of Directors.

INFORMATION CONCERNING DIRECTORS AND NOMINEES

The following information, including the principal occupation during the past five years, is given with respect to the nominees for election to the Board at the Annual Meeting, for the directors who will continue in office after the Annual Meeting and for the non-director executive officers of the Company. All of the nominees for re-election as directors currently serve as directors of the Company and of Valley Bank (the “Bank”), the Company’s wholly-owned subsidiary.

		Shares of Common Stock Beneficially Owned as of March 7, 2005 (17)
Name, Age and Year First Became Director	Principal Occupation	Shares Owned		Percent of Class

	NOMINEES FOR DIRECTOR

	CLASS A
	(to serve until 2007 Annual Meeting)	1,000		0.02%

James S. Frantz, Jr. Age 48 Director since 1/05	President and Chief Executive Officer of Graham-White Manufacturing Company (manufacturer of custom products and solutions for the transportation industry), Salem, VA

	CLASS B
	(to serve until 2008 Annual Meeting)

Abney S. Boxley, III* (1) Age 47 Director since 3/94	President and Chief Executive Officer, Boxley Materials Company (construction materials supplier), Roanoke, VA	63,000	(2)	1.55%

William D. Elliot* Age 59 Director since 3/94	Chairman, Davis H. Elliot Company, Incorporated (specialists in construction and maintenance of overhead electric power lines, industrial electric wiring and industrial process controls), Roanoke, VA	171,750	(3)	4.22%

Barbara B. Lemon Age 68 Director since 3/94	Civic Leader, Roanoke, VA	75,000		1.84%

Samuel L. Lionberger, Jr. Age 64 Director since 1/05	Chief Executive Officer, Lionberger Construction Company (general contracting company), Roanoke, VA	944		0.02%

Ward W . Stevens, M .D.* Age 69 Director since 3/94	Retired neurosurgeon, Roanoke, VA	96,000		2.36%

	CLASS C
	(to serve until 2006 Annual Meeting)

Geoffrey M. Ottaway Age 57 Director since 1/05	Chairman, Checker Leasing, Inc. (owner of Avis and Budget Rent-A-Car franchises), Roanoke, VA	2,550	(4)	0.06%

		Shares of Common Stock Beneficially Owned as of March 7, 2005 (17)
Name, Age and Year First Became Director	Principal Occupation	Shares Owned		Percent of Class

	DIRECTORS CONTINUING IN OFFICE

	CLASS C
	(serving until 2006 Annual Meeting)

Ellis L. Gutshall* Age 54 Director since 6/96	President and Chief Executive Officer of the Company and the Bank, Roanoke, VA	114,763	(5)	2.78%

Mason Haynesworth Age 64 Director since 6/97	Retired since 2000; former Director of Specialized Audits, Norfolk Southern Corporation (rail transportation company) Roanoke, VA	6,074	(6)	0.15%

A. Wayne Lewis* Age 61 Director since 3/94	Executive Vice President, Chief Operating Officer, Chief Financial Officer and Corporate Secretary of the Company and the Bank, Roanoke, VA	112,765	(7)	2.74%

George W. Logan* (8) Age 60 Director since 3/94	Chairman of the Board of Directors of the Company and the Bank; Chairman, Alliance Industrial Center (developer of commercial distribution warehouses), Salem, VA	360,000		8.84%

	CLASS A
	(serving until 2007 Annual Meeting)

Eddie F. Hearp Age 61 Director since 3/94	President, National Financial Services, Inc. (personal and business insurance, retirement benefit planning), Roanoke, VA	126,856	(9)	3.11%

Anna L. Lawson Age 61 Director since 3/94	Anthropologist, Daleville, VA	121,424	(10)	2.98%

John W. Starr, M. D. Age 58 Director since 3/94	Cardiologist, Consultants in Cardiology, P.C., Roanoke, VA	89,708	(11)	2.20%

Michael E. Warner Age 69 Director since 3/94	Private Investor, Roanoke, VA	82,744		2.03%

	NON-DIRECTOR EXECUTIVE OFFICERS

J. Randy Woodson Age 43	Executive Vice President and Chief Lending Officer of the Company and the Bank since 2002; previously Senior Vice President	44,969	(12)	1.09%

		Shares of Common Stock Beneficially Owned as of March 7, 2005 (17)
Name, Age and Year First Became Director	Principal Occupation	Shares Owned		Percent of Class

Catherine J. Hartman Age 39	Senior Vice President - Credit Underwriting of the Bank since 2004; previously Vice President	2,300	(13)	0.06%

Mary P. Hundley Age 45	Senior Vice President - Credit Administration of the Bank since 2003; previously Vice President	13,412	(14)	0.33%

JoAnn Lloyd Age 51	Senior Vice President - Operations of the Bank since 2003; previously Vice President	18,598	(15)	0.45%

Connie W. Stanley Age 53	Senior Vice President - Retail Banking of the Bank since 2003; previously Senior Vice President, First Virginia Bank - Southwest	1,600	(16)	0.04%

20 Directors and Executive Officers as a group		1,505,457	(17)	35.46%

*	Member of the Executive Committee

(1)	Mr. Boxley is also a director of RGC Resources, Inc.

(2)	Includes 10,000 shares Mr. Boxley holds as custodian for his children.

(3)	Includes 3,000 shares held by Mr. Elliot’s spouse.

(4)	Includes 550 shares held jointly by Mr. Ottaway with his spouse.

(5)	Includes 628 shares held by Mr. Gutshall as custodian for his children and 50,177 shares Mr. Gutshall has the right to acquire within 60 days through the exercise of stock options.

(6)	Includes 1,574 shares held by Mr. Haynesworth’s spouse.

(7)	Includes 47,391 shares Mr. Lewis has the right to acquire within 60 days through the exercise of stock options.

(8)	Mr. Logan is also a director of RGC Resources, Inc. and Roanoke Electric Steel Corporation.

(9)	Includes 22,736 shares held by Mr. Hearp’s spouse.

(10)	Includes 4,950 shares held by Mrs. Lawson’s spouse.

(11)	Includes 3,150 shares held by Dr. Starr’s spouse.

(12)	Includes 800 shares held by Mr. Woodson’s spouse and 38,663 shares Mr. Woodson has the right to acquire within 60 days through the exercise of stock options.

(13)	Includes 2,300 shares Mrs. Hartman has the right to acquire within 60 days through the exercise of stock options.

(14)	Includes 13,098 shares Mrs. Hundley has the right to acquire within 60 days through the exercise of stock options.

(15)	Includes 18,598 shares Mrs. Lloyd has the right to acquire within 60 days through the exercise of stock options.

(16)	Includes 1,200 shares Mrs. Stanley has the right to acquire within 60 days through the exercise of stock options.

(17)	Computed in accordance with SEC Rule 13d-3 to reflect stock options exercisable within 60 days.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR

EACH OF THE NOMINEES FOR DIRECTOR LISTED ABOVE.

PROPOSAL 2 - THE 2005 KEY EMPLOYEE EQUITY AWARD PLAN

The Board of Directors recommends that shareholders approve the Valley Financial Corporation 2005 Key Employee Equity Award Plan (the “Plan”), which was adopted by the Board on February 24, 2005, subject to approval by Company shareholders. The following general description of certain features of the 2005 Plan is qualified in its entirety by reference to the governing 2005 Plan document, a copy of which is attached to this document as Exhibit A.

The Company’s current 1995 Incentive Stock Plan (the “1995 Plan”) will be terminated (except with respect to outstanding grants) if the Plan is approved and the Plan will replace the 1995 Plan. The Plan will give the Company flexibility in tailoring equity based compensation awards for employees from time to time to the continuing objective of aligning employee incentives with the interests of shareholders as the company grows and develops. In addition to Incentive and Non Qualified Stock Options, discussed below, the Plan permits the grant of Restricted Stock, Stock Appreciation Rights and Stock Units to persons designated as “Key Employees”. Restricted Stock includes grants of stock to employees who are prevented from selling or transferring the stock unless and until certain specified conditions, usually related to performance, are met. Stock Appreciation Rights generally give employees the future right to receive in Company stock (or cash if specifically permitted) the difference in value between the fair market value on the exercise date of the total number of shares with respect to which the Stock Appreciation Rights are exercised over the exercise price of such Stock Appreciation Rights as specified in the award, typically the fair market value of the Company’s stock on the date of the award. Stock Appreciation Rights can also be granted with an award of options, in which case they are called “tandem SAR’s”. The exercise of the tandem SAR can be done in lieu of exercising the related options. Finally, the Plan allows the award of Stock Units. Stock Unit awards usually permit the employee to receive in the future cash or shares (as determined by the Company) equal to the difference between the exercise price of the Stock Unit (determined by the Company) and another measurement of value to the Company specified in the award, such as the market value of the Company’s stock on the exercise date.

The purpose of the Plan is to promote the success of the Company by providing incentives to Key Employees that will promote the identification of their personal interest with the long-term financial success of the Company and with growth in shareholder value. The Plan is designed to provide flexibility to the Company in its ability to motivate, attract and retain the services of Key Employees upon whose judgment, interest and special effort the successful conduct of its operation is largely dependent.

The Plan will remain in effect for ten years after shareholders approve it, subject to the right of the Board of Directors to terminate the Plan earlier, except with respect to awards made prior to and outstanding on that date which remain valid in accordance with their terms.

The Plan will be administered by the Human Resources Committee (the “HR Committee”) of the Board. Among others, the Plan gives the HR Committee the following specific powers: (i) to determine all terms and conditions upon which the awards may be made and exercised; (ii) to determine all terms and provisions of each agreement pursuant to which an award is made; (iii) to construe and interpret the agreements and the Plan; (iv) to establish, amend or waive rules or regulations for the Plan’s administration; (v) to accelerate the exercisability of any award; and (vi) to make all other determinations and take all other actions necessary or advisable for the administration of the Plan. The HR Committee has the authority to select employees for awards under the Plan.

The maximum aggregate number of shares of the Company’s Common Stock (no par value) that may be issued pursuant to awards made under the Plan may not exceed 259,437. This includes 9,437 shares which were set aside for the 1995 Plan but which were unused when the 1995 Plan terminated. Within the maximum limits the Plan specifies that Stock Appreciation Rights may not be granted with respect to more than 500 shares per recipient (2,000 shares for a new employee recipient) per year; and Restricted Shares and Stock Units, respectively, may not be granted for more than 5,000 shares per year per recipient. As of March 14, 2005, the latest practicable date, the market value of the Company’s Common Stock was $13.50 per share.

The issuance of shares in connection with the exercise of awards under the Plan reduces the number of shares available for future awards under the Plan. If any award under the Plan terminates, expires, or lapses for any reason other than by virtue of exercise of the award, any shares subject to the award again becomes available for the grant of an award under the Plan. In the event of a subdivision of the outstanding shares, a declaration of a dividend payable in shares or a combination or consolidation of the outstanding shares (by reclassification or otherwise) into a lesser number of shares, corresponding adjustments will automatically be made in each of the following:

1.	the number of shares for future awards;

2.	the number of shares covered by each outstanding award; or

3.	the exercise price of each outstanding award.

In the event of a declaration of an extraordinary dividend payable in a form other than shares in an amount that has a material effect on the price of shares, a recapitalization, a spin-off or a similar occurrence, the HR Committee may make such adjustments as it, in its sole discretion, deems appropriate.

Persons eligible to participate in the Plan include all employees of the Company, its subsidiaries and affiliates who, in the opinion of the HR Committee, are Key Employees. Key Employees may not include directors of the Company who are not employees of the Company. Subject to the specific limits in the Plan, the HR Committee has discretion in determining the number of shares subject to Awards granted to each participant, provided, however, that the aggregate fair market value (determined at the time the award is made) of shares with respect to which any recipient may first exercise Incentive Stock Options (“ISOs”) granted under the Plan during any calendar year may not exceed $100,000 or such amount as specified in Section 422(a) of the Code and rules and regulation thereunder.

An Option award must specify whether an Option granted under the Plan is intended to be an ISO within the meaning of Section 422(a) of the Code, or Non-Qualified Stock Option not intended to be within the provisions of Section 422(a) of the Code. ISO’s are required to meet certain conditions under the Internal Revenue Code. If the conditions are met, the recipient of the ISO receives generally more favorable treatment from a taxation standpoint than with respect on nonqualified options. The grant of an ISO is not taxable and the recipient is not taxed until the shares received on exercise of the ISO are sold. The Company is not allowed to take a tax deduction for shares transferred to the recipient on exercise of an ISO. On the other hand, the grant of nonqualified stock options requires the Company to accrue a liability against earnings on the date of the grant for the fair market value of the shares. The spread (fair market value of the shares minus the option price) upon exercise of the nonqualified option is deductible by the Company as compensation expense and is taxed as ordinary income to the recipient.

Under the Plan, the exercise price, vesting and other conditions and requirements which must be satisfied to exercise an award, methods of exercise, the ability to defer receipt of Award proceeds and other terms of awards are generally within the discretion of the HR Committee, unless the Plan specifically requires otherwise, and need not be the same for all recipients.

The HR Committee, as constituted before a Change in Control, in its sole discretion may, as to any outstanding award, either at the time the award is made or any time thereafter, take any one or more of the following actions in respect to a change in control of the Company: (i) provide for the acceleration of any time periods relating to the exercise or realization of any such award so that the award may be exercised or realized in full on or before a date initially fixed by the HR Committee; (ii) provide for the purchase or settlement of any such award by the Company, upon a participant’s request, for an amount of cash equal to the amount which could have been obtained upon the exercise of such award or realization of such participant’s rights had such award been currently exercisable or payable; or (iii) make such adjustment to any such award then outstanding as the HR Committee deems appropriate to reflect such change in control.

Except as expressly provided in or permitted by the Plan, a participant has no dividend rights, voting rights or other rights as a stockholder with respect to any shares covered by his or her award prior to the time when a stock certificate for such shares is issued or, if applicable, the time when he or she becomes entitled to receive such shares by filing any required notice of exercise and paying any required exercise price.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE

FOR THE 2005 KEY EMPLOYEE EQUITY AWARD PLAN.

Interest of Certain Persons in Matters to be Voted Upon

The executive officers and other employees of the Company and the Bank have an interest in the adoption of the 2005 Key Employee Equity Award Plan because they may be granted awards under the Plan from time to time by the HR Committee. The directors of the Company and the Bank who are not also employees cannot participate in the Plan.

Certain Relationships and Related Transactions

Anna L. Lawson, a Class A Director, is the sister of George W. Logan, a Class C Director and Chairman of the Board of Directors. Other than the foregoing, there are no family relationships among the Directors and Executive Officers of the Company.

The Bank has had and expects to have loan transactions with certain directors and officers and their affiliates. Management of the Bank is of the opinion that such loans were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and do not involve more than normal risk of collectibility or present other unfavorable features.

BOARD OF DIRECTORS AND COMMITTEES

The Boards of the Company and the Bank are identical in membership. The Boards have standing audit, nominating and compensation committees (or committees performing similar functions) as listed below.

Audit Committee Information

The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company’s accounting functions, internal controls and financial reporting. The

Committee consists of Directors Haynesworth (Chairman), Elliot, Hearp, Lemon and Starr. The Board of Directors has determined that all Committee members are “independent” directors under the current standards of the Securities and Exchange Commission (the “SEC”) and Rule 4200 (A) (15) of the National Association of Securities Dealers (the “NASD”). The Audit Committee and the Board have approved and adopted an Audit Committee Charter, which was attached to the Proxy Statement dated March 25, 2004 issued with respect to the 2004 Annual Meeting of Shareholders. In carrying out its responsibilities, the Audit Committee met five times in 2004.

Independent Certified Public Accountants

Larrowe & Company, PLC acted as the Company’s independent certified public accountants for the fiscal year ended December 31, 2004 and has been reappointed as such for fiscal year 2005. Representatives of Larrowe & Company, PLC are expected to attend the Annual Meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions from shareholders.

Services and Fees During Last Two Fiscal Years

As the Company’s independent accountants for 2004 and 2003, Larrowe & Company, PLC provided various audit and non-audit services, as approved by the Audit Committee, for which the Company was billed for fees as listed below:

	2004	2003
Audit Fees	$37,700	$34,852
Audit-Related Fees	14,300	7,187
Tax Fees	2,300	3,378
All Other Fees	0	0

Total	$54,300	$45,417

Audit Committee Report

In connection with the December 31, 2004 audited financial statements, the Audit Committee (i) reviewed and discussed the audited financial statements with management; (ii) discussed with the independent accountants the matters required by Statement on Auditing Standards No. 61, Communication with Audit Committees; and (iii) received and discussed with the independent accountants the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. Based upon these reviews and discussions, we have recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report for the year ended December 31, 2004 to be filed with the SEC on Form 10-KSB.

Additionally, we considered whether the provision of non-audit services to the Company by Larrowe & Company, PLC is compatible with maintaining its independence. Finally, we reappointed Larrowe & Company, PLC as the Company’s independent auditors for the fiscal year ending December 31, 2005.

THE AUDIT COMMITTEE

Mason Haynesworth, Chairman

William D. Elliot

Eddie F. Hearp

Barbara B. Lemon

John W. Starr

Human Resources Committee

The Human Resources Committee serves as the Company’s compensation committee and consists of Directors Boxley (Chairman), Elliot, Lawson, Lemon and Logan. The Board of Directors has determined that all Committee members are “independent” directors under the current standards of NASD Rule 4200 (A) (15). The Committee oversees the Company’s compensation and benefits practices, recommends to the full Board the compensation arrangements for all executive officers of the Company and the Bank, administers any executive compensation plans (including the present Incentive Stock Plan and the proposed 2005 Key Employee Equity Award Plan) and reviews management succession plans. The Committee met twice in 2004.

Nominating Committee

The Nominating Committee consists of Directors Boxley (Chairman), Elliot, Lawson, Lemon and Logan. The Board of Directors has determined that all Committee members are “independent” directors under the current standards of NASD Rule 4200 (A) (15). The Committee evaluates and recommends to the Board of Directors nominees for election as directors of the Company and the Bank. The Nominating Committee met once in 2004. The Nominating Committee and the Board have approved a Nominating Committee Charter. The charter is not posted on the Company’s website, but was attached to the Proxy Statement dated March 25, 2004 issued with respect to the 2004 Annual Meeting of Shareholders.

The Committee will consider suggestions from all sources, including shareholders, regarding possible candidates for nomination and election to the Board. Generally, candidates should be highly qualified by business, professional or comparable experience, eager to serve on the Board, financially capable of making a meaningful investment in the Company’s stock, able to develop meaningful new customer relationships for the Bank and capable of representing the interests of all shareholders and not merely those of any special interest group. When considering a potential candidate the Nominating Committee and the Board will consider their personal knowledge of the candidate, the candidate’s qualifications and the results of an interview, if appropriate. Shareholders wishing to suggest a candidate for consideration at the 2006 Annual Meeting of Shareholders should forward to the Corporate Secretary of the Company, who also serves as Secretary to the Nominating Committee, not later than November 11, 2005 the candidate’s name, a description of the candidate’s background and qualifications and a written consent by the candidate to being evaluated by the Committee.

The Committee nominated all three of the new candidates for election to the Company’s Board, Messrs. Frantz, Lionberger and Ottaway, upon the recommendation of non-management directors.

Compensation of Directors

Directors of the Company do not receive any retainers for their services as directors, but in 2004 were paid a fee of $600 for each Board meeting attended and $250 for meetings of Board committees attended. For 2005, Board meeting fees will be $700, Audit Committee fees $450 and all other committee fees $350. Committee fees are reduced by 50% if a meeting is held immediately before or after a meeting of the Board or another committee on which the director serves. Directors who are also active officers of the Company or the Bank are not eligible to receive director fees.

Board and Committee Meetings and Attendance

The Board of the Company met eleven times in 2004 and the Board of the Bank met twelve times during the same period. All incumbent Board members attended at least 75% of the total meetings of the Boards of the Company and the Bank and all committees thereof on which he or she sat, except for Director Logan.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon a review of beneficial ownership reporting Forms 3, 4 and 5 furnished to the Company under Rule 16a-3(e) of the SEC, and upon appropriate written representations, the Company believes that all reports of initial and subsequent changes in beneficial ownership of the Company’s securities as required pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), were filed with the Commission on a timely basis during the 2004 by all persons who were directors or officers of the Company at any time during the year.

CORPORATE GOVERNANCE MATTERS

Director Independence

Since its inception, the Company has had on its Board of Directors a majority of outside directors. The Board has determined that all its members are “independent” directors under the current standards of NASD Rule 4200 (A) (15), except for Directors Gutshall and Lewis who are active officers of the Company and the Bank.

Committee Charters

The Board of Directors has adopted charters for its Audit Committee and Nominating Committee to define the duties and responsibilities of those committees. The Audit and Nominating Committee charters were attached to the Proxy Statement dated March 25, 2004 issued with respect to the 2004 Annual Meeting of Shareholders.

Audit Committee Financial Expert

The Sarbanes-Oxley Act of 2002 and current SEC rules require public companies to disclose whether they have at least one “audit committee financial expert” serving on their audit committee. The SEC rules define five attributes of an audit committee financial expert, all of which a qualifying director must have, and define the acceptable ways of acquiring those attributes. The Company’s Board of Directors has determined that Mason Haynesworth, the current Chairman of the Audit Committee, is “independent” under the current standards of the Securities and Exchange Commission (the “SEC”) and Rule 4200 (A) (15) of the National Association of Securities Dealers (the “NASD”), and qualifies as an audit committee financial expert.

Audit Committee Pre-Approval Policy

The Board of Directors has adopted a formal policy requiring pre-approval of all audit, audit-related, tax and permissible other services provided to the Company by Larrowe & Company, PLC. Prior to approving any such services, the Audit Committee considers whether the provision of the services are consistent with the SEC’s rules on auditor independence and are compatible with maintaining Larrowe & Company, PLC’s independence. Pre-approval is granted for twelve months from the date of pre-approval unless the Committee specifically provides for a different period. The policy is detailed as to the particular services or category of services and fee levels that are pre-approved. Unless a service or type of service has received general pre-approval, it will require specific pre-approval by the Committee. The Committee must also approve any proposed services exceeding the pre-approved fee levels. The Committee may delegate pre-approval authority to one or more of its members, who must report any pre-approval decisions to the full Committee at its next meeting. The Committee may not delegate its pre-approval responsibilities to management. The Audit Committee approved all services performed by Larrowe & Company, PLC in fiscal year 2004.

Code of Ethics

The Company has in place a written Code of Ethics for Executive Officers and Financial Managers. The Code applies to the Chief Executive Officer, the Chief Financial Officer, all other executive officers and all financial managers. Any shareholder wanting a copy of the Code may receive one without charge by writing the Corporate Secretary.

Whistleblower Procedures

The Audit Committee and the Board of Directors have approved procedures for the receipt, retention and treatment of reports or complaints to the Audit Committee regarding accounting, internal accounting controls, auditing matters and legal or regulatory matters. There are also procedures for the submission by Company or Bank employees of confidential, anonymous reports to the Audit Committee of concerns regarding questionable accounting or auditing matters.

Communications with Directors

The Board of Directors has adopted a policy and procedures for shareholders to communicate with directors. Shareholders of the Company are encouraged to communicate with the full Board, or with individual directors, regarding their suggestions, concerns, complaints and other matters pertinent to the Company’s business. Shareholders should send their communication in writing to the Corporate Secretary, indicating whether it is intended for the Board as a whole, for the Chairman of a committee of the Board, or for one or more individual members of the Board. The Corporate Secretary will review all written communications and forward them to the director or directors for whom they appear to be intended. Communications that involve specific complaints from a customer of the Bank relating to the customer’s deposit, loan or other relationship or transactions with the Bank will be forwarded to the Chairman of the Audit Committee.

Board Member Attendance at Annual Meetings

The Board of Directors recognizes that attendance by directors at annual meetings of the Corporation’s shareholders benefits the Company by giving directors an opportunity to meet, talk with and hear the suggestions or concerns of shareholders who attend those meetings, and by giving those shareholders access to the Company’s directors that they may not have at any other time during the year. The Board of Directors recognizes that directors have their own business interests and are not full-time employees of the Company, and that the Company cannot compel attendance by directors at annual meetings. However, it is the policy of the Board of Directors that directors be strongly encouraged to attend each annual meeting of the Company’s shareholders. At the 2004 Annual Meeting of Shareholders, all of the then-serving twelve directors were in attendance.

EXECUTIVE COMPENSATION

The following table shows the cash compensation paid by the Company for the three years ended December 31, 2004 to the Chief Executive Officer and each other executive officer whose salary and bonus for any year exceeded $100,000:

Summary Compensation Table

Name and Principal Position	Year	Salary $	Bonus $	Securities Underlying Options	Other $
Ellis L. Gutshall President and Chief Executive Officer	2004 2003 2002	212,000 200,000 170,000	60,000 0 80,000	0 0 4,500	27,852 60,492 14,518	(1)

A. Wayne Lewis Executive Vice President and Chief Operating Officer	2004 2003 2002	148,200 142,500 137,000	24,000 0 30,000	0 0 2,250	10,513 23,289 8,684	(2)

J. Randy Woodson Executive Vice President and Chief Lending Officer	2004 2003 2002	137,800 130,000 115,000	24,000 0 40,000	0 0 9,750	17,615 17,494 17,171	(3)

(1)	Includes 401(k) employer matching contributions of $9,540, employee benefits plans allowance of $6,658, sales commissions of $7,982, reimbursement for unused sick leave of $2,446, the $446 value of a portion of Company-provided group term life insurance and parking reimbursement of $780.

(2)	Includes 401(k) employer matching contributions of $6,669, employee benefits plans allowance of $1,433, reimbursement for unused sick leave of $855, the $776 value of a portion of Company-provided group term life insurance and parking reimbursement of $780.

(3)	Includes 401(k) employer matching contributions of $6,201, employee benefits plans allowance of $6,113, sales commissions of $3,196, reimbursement for unused sick leave of $1,34 0, the $105 value of a portion of Company-provided group term life insurance and parking reimbursement of $660 .

Incentive Stock Plan

The Incentive Stock Plan (the “Plan”) was effective January 19, 1995 and is applicable to not more than 311,850 shares of the Company’s Common Stock. The Plan is administered by the Human Resources Committee (the “HR Committee”) of the Board, which has the authority to grant to officers and employees of the Company and the Bank stock options, stock appreciation rights and outright grants of stock. Option prices are determined by the HR Committee, but cannot be less than fair market value of the Company’s Common Stock at the time the option is granted. The exercise period of each option is determined by the HR Committee at the date of grant but cannot be more than ten years. Non-employee directors of the Company are not eligible for awards under the Plan.

The following table shows stock options granted to the named executive officers under the Plan:

Stock Option Grants in Last Fiscal Year

Name	Number of Securities underlying Options granted	Percent of total options granted to employees during fiscal year	Exercise or base price ($/Sh)	Expiration date
Ellis L. Gutshall	0	0%	—	—
A. Wayne Lewis	0	0%	—	—
J. Randy Woodson	0	0%	—	—

The following table shows stock options exercised during the last fiscal year (if any) and granted but unexercised stock options under the Plan for the named executive officers at December 31, 2004:

Aggregated Option Exercises in Last Fiscal Year

and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at 12/31/04 (#) Exercisable/ Unexercisable	Value of Unexercised In - the-Money Options at 12/31/04 ($) Exercisable/ Unexercisable
Ellis L. Gutshall	70,396	706,421	47,477 7,200	509,961 62,694

4. Wayne Lewis	52,282	546,033	45,591 4,500	473,016 39,299

J. Randy Woodson	0	0	37,163 12,900	337,642 106,518

Equity Compensation Plan Information

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options	(b) Weighted average exercise price of outstanding options	(c) Number of securities remaining available for future issuance under equity plans (excluding securities shown in column (a))
Equity compensation plans approved by security holders	204,706	$5.71	9,437
Equity compensation plans not approved by security holders	- 0 -	N/A	- 0 -
Total	204,706	$5.71	9,437

Individual Stock Option Agreements

In addition to the Incentive Stock Plan described above, the Company has entered into stock option agreements with Messrs. Gutshall and Lewis whereby those executive officers received nontransferable options to purchase at $3.175 per share for each of three years shares of Company Common Stock in an amount up to one percent of the total shares sold in the Company’s initial public offering, subject to the Bank meeting certain performance criteria as to profitability, size and loan quality during the early operating years.

The Company sold 3,036,726 shares of Common Stock in its initial public offering (total shares and option prices adjusted to reflect the 1.05-for-1 stock split in 2000, the 1.5-for-1 stock split in 2002 and the 2-for-1 stock split in 2004) so, if the Bank met the applicable specified performance criteria, each officer would have three exercisable stock purchase options of 30,366 shares each or an aggregate of 91,098 shares per officer. The options are exercisable in whole or in part only if the performance criteria were met. All performance criteria were met between 1997 and 1999 and all options vested. Each option has a term of ten years from the date of vesting unless the officer’s employment is terminated prior to the expiration of the ten-year period. As of December 31, 2004 Mr. Gutshall and Mr. Lewis had options with respect to 45,372 shares and 36,366 shares, respectively, still outstanding under their individual stock option agreements.

Supplemental Retirement Plan

In 2002 the Company instituted a Supplemental Retirement Plan for certain key officers of the Company and the Bank, including Messrs. Gutshall, Lewis and Woodson. The plan is designed to provide in a base case scenario fifteen annual payments equal to 50% of a participant’s average annual salary and bonus for the five years immediately prior to retirement, reduced by the participant’s primary Social Security benefit. The plan contains a formula that each year varies the crediting rate for a participant’s account in accordance with the Company’s return on shareholders’ equity so that, depending on the Company’s financial performance over time, the annual benefit actually paid could be greater or less than 50% of final average compensation prior to the Social Security offset. The plan contains provisions for disability and survivor benefits, a benefits vesting schedule based on a combination of age and years of service, and automatic full vesting in the event of a change in control of the Company. The funding mechanism for the plan is Company-owned insurance policies on the lives of the plan participants and, because of the tax advantages of the life insurance policies, the plan is designed to be profit-neutral to the Company. Assuming a 100% annual crediting rate, a 5% annual increase in covered compensation, a 2.6% annual increase in Social Security benefits and retirement at age 65, it estimated that the plan would result in fifteen annual payments of $146,000 to Mr. Gutshall, $73,000 to Mr. Lewis and $132,000 to Mr. Woodson.

Employment Contracts and Termination of Employment and Change-in-Control Agreements

The Company has entered into employment agreements (the “Employment Agreements”) with Messrs. Gutshall, Lewis and Woodson. The Employment Agreements have an initial term of three years, with an automatic extension each year of one additional year unless either party gives notice at least 120 days prior to the date of extension that the Employment Agreement shall not be extended. The Employment Agreements provide for a certain minimum salary level that may be increased (but not decreased) by the Board pursuant to an annual evaluation, as well as group benefits to the extent provided to other executives and the establishment of a split-dollar life insurance plan.

The Employment Agreements also contain change-in-control provisions entitling each executive to certain benefits in the event his employment is terminated within three years of a change in control of the Company for reason other than death, retirement, disability, cause, voluntary resignation other than for good reason, or pursuant to notice of termination given prior to the change in control (except notice of termination given after any regulatory filing has been made in contemplation of a change in control). If a change in control followed by such termination occurs, the executive will receive a lump-sum payment equal to 2.99 times average compensation (determined as set forth in the Agreement), provided that if the payment is or will be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or any similar tax (the “Excise Tax”), the amount of such payment will be reduced by the amount necessary to avoid the Excise Tax.

The Board has authorized the execution of change-in-control severance agreements with the other four executive officers of the Company (Hartman, Hundley, Lloyd and Stanley). These agreements entitle each executive to certain benefits in the event his or her employment is terminated within three years of a change in control of the Company for reason other than death, retirement, disability, cause, voluntary resignation other than for good reason, or pursuant to notice of termination given prior to the change in control (except notice of termination given after any regulatory filing has been made in contemplation of a change in control). If a change in control followed by such termination occurs, the executive will receive a lump-sum payment equal to 2.0 times average compensation (determined as set forth in the Agreement), provided that if the payment is or will be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or any similar tax (the “Excise Tax”), the amount of such payment will be reduced by the amount necessary to avoid the Excise Tax. As of the date of this Proxy Statement, these agreements have not been executed.

The Board has also authorized the execution of change-in-control severance agreements with two other officers of the Bank. These agreements entitle each officer to certain benefits in the event his or her employment is terminated within three years of a change in control of the Company for reason other than death, retirement, disability, cause, voluntary resignation other than for good reason, or pursuant to notice of termination given prior to the change in control (except notice of termination given after any regulatory filing has been made in contemplation of a change in control). If a change in control followed by such termination occurs, the executive will receive a lump-sum payment equal to 1.5 times average compensation (determined as set forth in the Agreement), provided that if the payment is or will be subject to the excise tax imposed by Section 4999 of the

Internal Revenue Code or any similar tax (the “Excise Tax”), the amount of such payment will be reduced by the amount necessary to avoid the Excise Tax. As of the date of this Proxy Statement, these agreements have not been executed.

COMPENSATION COMMITTEE REPORT ON

COMPENSATION OF EXECUTIVE OFFICERS OF THE COMPANY

The Human Resources Committee serves as the compensation committee of the Board and is responsible for administering the compensation programs for the executive officers of the Company, including the Chief Executive Officer. The HR Committee believes strongly in a “pay for performance” compensation approach.

Executive Officer Compensation

Compensation for executive officers of the Company has consisted primarily of base salary, cash bonuses based on performance of the individual and the Company, and periodic grants of stock options. The executive officers also participate in the general employee benefits plans of the Company on the same basis as all other employees. If the 2005 Key Employee Equity Award Plan is approved by the shareholders at the 2005 Annual Meeting of Shareholders, as has been proposed, it is anticipated that the future mix of compensation might include consideration of additional equity-based components such as stock appreciation rights, restricted stock and stock units.

The HR Committee approves compensation levels for Company executive officers after reviewing a survey published annually by the Virginia Bankers Association on commercial bank salaries at banks of similar asset size in various areas of Virginia. Also reviewed is a comparison of executive compensation at various similarly-situated banking companies in the southeastern United States, prepared by SNL Securities, Inc. from filings with the SEC. The HR Committee additionally receives performance assessments and compensation recommendations from the Chief Executive Officer on the other executive officers of the Company.

Compensation of Chief Executive Officer

As President and Chief Executive Officer, certain aspects of Mr. Gutshall’s compensation are governed by the employment agreement described later in this Proxy Statement in the section entitled “Employment Agreements and Change in Control Arrangements.” As with the other executive officers of the Company, the principal components of Mr. Gutshall’s compensation are salary, performance bonuses and (in the past) stock options. It is anticipated that the future mix of compensation might include consideration of additional equity-based components such as stock appreciation rights, restricted stock and stock units.

Under its “pay for performance” philosophy, the HR Committee substantially ties Mr. Gutshall’s compensation to the performance of the Company. Mr. Gutshall’s annual salary increase was determined after the HR Committee subjectively assessed his contributions to the Company’s success. In determining those contributions to the Company’s success, the HR Committee’s considerations included but were not limited to Mr. Gutshall’s leadership, decision-making skills, knowledge and strategic recommendations, as well as the Company’s positioning for future performance. To objectively measure the success of the Company, the HR Committee (among other things) compared the Company’s financial performance to similarly-situated banking companies in Virginia and the southeastern United States. The HR Committee consulted a survey published annually by the Virginia Bankers Association on commercial bank salaries at banks of similar asset size in various areas of Virginia, and a comparison of executive compensation and financial performance at banking companies in the southeastern United States prepared by SNL Securities, Inc. In determining the amount of Mr. Gutshall’s bonus for 2004 performance, the HR Committee considered that the Company reported record net income for the year of over $2.8 million, that earnings for the fourth quarter increased 53% over the same quarter in 2003, that these earnings were achieved despite a continuing difficult interest rate environment, that asset quality ratios compare very favorably with peers and that loans and deposits ended the year well in excess of budget.

The final decisions on Chief Executive Officer compensation are made by the full Board. When deciding the compensation to be recommended for the Chief Executive Officer, the HR Committee deliberates and acts privately, without the Chief Executive Officer or other officers present. The HR Committee’s significant discussions and recommendations regarding the Chief Executive Officer’s compensation are reported to the full Board. The Board then acts on the recommendations in private, without the Chief Executive Officer or other officers present. Based on its review of the Company’s executive compensation program, the HR Committee believes the program’s basic structure is appropriate, competitive and effective to serve the purposes intended.

THE HUMAN RESOURCES COMMITTEE

Abney S. Boxley, III, Chairman

William D. Elliot

Anna L. Lawson

Barbara B. Lemon

George W. Logan

Compensation Committee Interlocks and Insider Participation

The Human Resources Committee serves as the compensation committee of the Board and consists of directors Boxley, Elliot, Lawson, Lemon and Logan. No member of the HR Committee is, or has been in the past, an officer or employee of the Company or the Bank. No executive officer of the Company or the Bank served in 2004 as a director or member of the compensation committee of any entity which had an executive officer serving on the HR Committee. No executive officer of the Company or the Bank served in 2004 as a member of the compensation committee of any other entity which had an executive officer who served as a director of the Company. None of the members of the HR Committee, or any member of their immediate families, had any reportable transactions with the Company or any of its subsidiaries, except as previously explained in “Certain Relationships and Related Transactions.”

COMMON STOCK PERFORMANCE GRAPH

The following graph compares the yearly percentage change in the cumulative total of shareholder return on the Company’s Common Stock with the cumulative return on the NASDAQ Composite Index, the SNL Bank Index and the SNL South OTC-BB & Pink Banks Index (137 companies) for the five-year period beginning December 31, 1999 and ending December 31, 2004. These comparisons assume the investment of $100 in Company Common Stock and in each of the indices on December 31, 1999 and the reinvestment of any dividends.

Valley Financial Corporation

Index	Period Ending
	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04
Valley Financial Corporation	100.00	85.84	90.81	128.55	192.41	240.46
NASDAQ Composite	100.00	60.82	48.16	33.11	49.93	54.49
SNL Bank Index	100.00	118.10	119.29	109.38	147.55	165.34
SNL South OTC-BB& Pink Banks Index	100.00	85.55	92.66	115.44	154.55	180.33

Source : SNL Financial LC, Charlottesville, VA

© 2005

SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at the Company’s 2006 Annual Meeting of Shareholders must be received not later than November 11, 2005 by the Corporate Secretary at P.O. Box 2740, Roanoke, VA 24001 for inclusion in the Company’s Proxy Statement relating to that meeting.

OTHER MATTERS THAT MAY COME BEFORE THE MEETING

The Board of Directors knows of no other matter that may properly come before the Annual Meeting for action. However, if any other matter does properly come before the Annual Meeting, the persons named in the enclosed form of proxy will vote the proxy in accordance with their judgment as to what is in the best interests of the Company.

Annual Report on Form 10-KSB

A copy of the Company’s Annual Report on Form 10-KSB as filed with the SEC for the year ended December 31, 2004 is available without charge to shareholders after March 31, 2005 upon request to the Corporate Secretary at P.O. Box 2740, Roanoke, VA 24001.

By Order of the Board of Directors

Roanoke, Virginia	A. Wayne Lewis
March 15, 2005	Executive Vice President
Chief Operating Officer and Corporate Secretary

EXHIBIT A

VALLEY FINANCIAL CORPORATION

2005 KEY EMPLOYEE EQUITY AWARD PLAN

ARTICLE I

Establishment, Purpose and Duration

1.1 Establishment of the Plan. Valley Financial Corporation, a Virginia corporation (the “Company”), hereby establishes an incentive compensation plan for the Company to be known as the “2005 Key Employee Equity Award Plan” (the “Plan”), as set forth in this document. Unless otherwise defined herein, all capitalized terms shall have the meanings set forth in Section 2.1 herein. The Plan permits the grant of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock, and Stock Units.

The Plan was adopted by the Board of Directors of the Company on February 24, 2005, and shall become effective on the date immediately following the approval by vote of shareholders of the Company in accordance with applicable laws (the “Effective Date”).

1.2 Purpose of the Plan. The purpose of the Plan is to promote the success of the Company by providing incentives to Key Employees that will promote the identification of their personal interest with the long-term financial success of the Company and with growth in shareholder value. The Plan is designed to provide flexibility to the Company in its ability to motivate, attract and retain the services of Key Employees upon whose judgment, interest and special effort the successful conduct of its operation is largely dependent.

1.3 Duration of the Plan. The Plan shall commence on the Effective Date, as described in Section 1.1 herein and shall remain in effect, subject to the right of the Board of Directors to terminate the Plan at any time pursuant to Article XII herein, until the 10th anniversary of the Effective Date, at which time it shall terminate except with respect to Awards made prior to and outstanding on that date which shall remain valid in accordance with their terms.

ARTICLE II

Definitions

2.1 Definitions. Except as otherwise defined in the Plan, the following terms shall have the meanings set forth below:

(a) “Affiliate” shall have the meaning ascribed to it in Rule 12b-2 under the Exchange Act.

(b) “Agreement” means a written agreement implementing the grant of each Award signed by an authorized officer of the Company and by the Participant. An Agreement may be a Stock Option Agreement, SAR Agreement, Restricted Stock Agreement or Stock Unit Agreement depending on its subject matter.

(c) “Award” means, individually or collectively, a grant under this Plan of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock or Stock Units.

(d) “Award Date” or “Grant Date” means the date on which an Award is made by the Committee under this Plan.

(e) “Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 under the Exchange Act.

(f) “Board” or “Board of Directors” means the Board of Directors of the Company, unless otherwise indicated.

(g) “Change in Control” shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:

(i) any Person (other than the Company, a trustee or other fiduciary holding securities under any employee benefit plan of the Company), who or which, together with all Affiliates and Associates of such Person, is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities; or

(ii) if, at any time after the Effective Date, the composition of the Board of Directors of the Company shall change such that a majority of the Board of the Company shall no longer consist of Continuing Directors; or

(iii) if at any time, (1) the Company shall consolidate with, or merge with, any other Person and the Company shall not be the continuing or surviving corporation, (2) any Person shall consolidate with or merge with the Company and the Company shall be the continuing or surviving corporation and, in connection therewith, all or part of the outstanding Stock shall be changed into or exchanged for stock or other securities of any other Person or cash or any other property, (3) the Company shall be a party to a statutory share exchange with any other Person after which the Company is a subsidiary of any other Person, or (4) the Company shall sell or otherwise transfer 50% or more of the assets or earning power of the Company to any Person or Persons.

(h) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(i) “Committee” means the committee of the Board of Directors of the Company appointed by the Company to administer the Plan pursuant to Article III herein, all of the members of which shall be “disinterested persons” as defined in Rule 16b-3, as amended, under the Exchange Act or any similar or successor rule. Unless otherwise determined by the Board of Directors of the Company, the members of the committee responsible for executive compensation who are not employees of the Company shall constitute the Committee.

(j) “Continuing Director” means an individual who was a member of the Board of Directors on the Effective Date or whose subsequent nomination for election or re-election to the Board of Directors was recommended or approved by the affirmative vote of two-thirds of the Continuing Directors then in office.

(k) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(l) “Fair Market Value” of a Share means the fair market value as quoted on a recognized stock quotation system, exchange or bulletin board or, in the alternative, as determined pursuant to a reasonable method adopted by the Committee in good faith for such purpose.

(m) “Incentive Stock Option” or “ISO” means an option to purchase Stock, granted under Article VI herein, which is designated as an incentive stock option and is intended to meet the requirements of Section 422(a) of the Code.

(n) “Key Employee” means an officer or other key employee of the Company or of a Parent, Subsidiary or an Affiliate, who, in the opinion of the Committee, can contribute significantly to the growth and profitability of, or perform services of major importance to the Company.

(o) “Non-Qualified Stock Option” or “NQSO” means an option to purchase Stock, granted under Article VI herein, which is not intended to be an Incentive Stock Option.

(p) “Option” means an Incentive Stock Option or a Non-Qualified Stock Option.

(q) “Option Price” shall have the meaning given thereto in 6.3 hereof.

(r) “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations, other than the Company, owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of Parent on a date after Effective Date shall be considered a Parent commencing on that later date.

(s) “Participant” means a Key Employee who is granted an Award under the Plan.

(t) “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock is restricted, pursuant to Article VIII herein.

(u) “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d).

(v) “Plan” means the Valley Financial Corporation 2005 Key Employee Equity Plan, as described and as hereafter from time to time amended.

(w) “Related Option” means an Option with respect to which a Stock Appreciation Right has been granted.

(x) “Restricted Stock” means an Award of Stock granted to a Participant pursuant to Article VIII herein.

(y) “Stock” or “Shares” means the common stock of the Company.

(z) “Stock Appreciation Right” or “SAR” means an Award, designated as a stock appreciation right, granted to a Participant pursuant to Article VII herein.

(aa) “Stock Unit” means a bookkeeping entry representing the economic equivalent of one Share, as awarded under Article IX the Plan.

(bb) “Subsidiary” shall mean a corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations, other than the last corporation, in the unbroken chain owns stock possession at least 50% of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a subsidiary on a date after the Effective Date shall be considered a Subsidiary commencing on that later date.

ARTICLE III

Administration

3.1 The Committee. The Plan shall be administered by the Committee which shall have all powers necessary or desirable for such administration. The express grant in this Plan of any specific power to the Committee shall not be construed as limiting any power or authority of the Committee. In addition to any other powers and, subject to the provisions of the Plan, the Committee shall have the following specific powers: (i) to determine the terms and conditions upon which the Awards may be made and exercised; (ii) to determine all terms and provisions of each Agreement, which need not be identical; (iii) to construe and interpret the Agreements and the Plan; (iv) to establish, amend or waive rules or regulations for the Plan’s administration; (v) to accelerate the exercisability of any Award or the termination of any Period of Restriction; and (vi) to make all other determinations and take all other actions necessary or advisable for the administration of the Plan.

3.2 Selection of Participants. The Committee shall have the authority to grant Awards under the Plan, from time to time, to such Key Employees as may be selected by it. Each Award shall be evidenced by an Agreement.

3.3 Decisions Binding. All determinations and decisions made by the Board or the Committee pursuant to the provisions of the Plan shall be final, conclusive and binding.

3.4 Rule 16b-3 Requirements. Notwithstanding any other provision of the Plan, the Board or the Committee may impose such conditions on any Award and amend the Plan in any such respects, as may be required to satisfy the requirements of Rule 16b-3, as amended (or any successor or similar rule), under the Exchange Act.

3.5 Indemnification of Committee. In addition to such other rights of indemnification as they may have as directors or as members of the Committee, the members of the Committee shall have the indemnity rights and the Company shall have the indemnity obligations provided in the Company’s Articles of Incorporation and Bylaws with respect to the conduct of the Committee. In carrying out its responsibilities, the Committee shall also have the right to consult lawyers, experts and other consultants of its choosing at the Company’s expense.

ARTICLE IV

Stock Subject to the Plan

4.1 Number of Shares. Subject to adjustment as provided in Section 4.3 herein, the maximum aggregate number of Shares that may be issued pursuant to Awards made under the Plan shall not exceed 250,000. Except as provided in Sections 4.2 herein, the issuance of Shares in connection with the exercise of, or as other payment for Awards under the Plan shall reduce the number of Shares available for future Awards under the Plan.

4.2 Lapsed Awards or Forfeited Shares. If any Award granted under this Plan (for which no material benefits of ownership have been received, including dividends) terminates, expires, or lapses for any reason other than by virtue of exercise of the Award, or if Shares issued pursuant to Awards (for which no material benefits of ownership have been received, including dividends) are forfeited, any Stock subject to such Award again shall be available for the grant of an Award under the Plan, subject to Section 7.2.

4.3 Adjustments. In the event of a subdivision of the outstanding Shares, a declaration of a dividend payable in Shares or a combination or consolidation of the outstanding Shares (by reclassification or otherwise) into a lesser number of Shares, corresponding adjustments shall automatically be made in each of the following:

(a)	the number of Options, SARs, Restricted Shares, and Stock units for future Awards;

(b)	the limitations set forth in Sections 7.2, 8.5 or 9.4;

(c)	the number of Shares covered by each outstanding Option and SAR;

(d)	the Exercise Price and each outstanding Option and SAR; or

(e)	the number of Stock Units included in any prior Award that has not been settled.

In the event of a declaration of an extraordinary dividend payable in a form other than Shares in an amount that has a material effect on the price of Shares, a recapitalization, a spin-off or a similar occurrence, the Committee may make such adjustments as it, in its sole discretion, deems appropriate in one or more of the foregoing. Except as provided in this Article, a Participant shall have no rights by reason of any issuance by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of any shares of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class.

4.4 Dissolution or Liquidation. To the extent not previously exercised or settled, Options, SARs, and Stock Units shall terminate immediately prior to the dissolution or liquidation of the Company.

4.5 Reorganization. In the event that the Company is a party to a merger or other reorganization, outstanding Awards shall be subject to the agreement of merger or reorganization. Subject to the rights of the Committee under Article X, such agreement shall provide for: (a) the continuation of the outstanding Awards by the Company, if the Company is a surviving corporation; (b) the assumption of the outstanding Awards by the surviving corporation or its parent or subsidiary; or (c) the substitution by the surviving corporation or its parent or subsidiary of its own awards for the outstanding Awards.

ARTICLE V

Eligibility

Persons eligible to participate in the Plan include all employees of the Company and its Parent, Subsidiaries and Affiliates who, in the opinion of the Committee, are Key Employees. Key Employees may not include directors of the Company who are not employees of the Company.

ARTICLE VI

Stock Options

6.1 Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Key Employees at any time and from time to time as shall be determined by the Committee. The Committee shall have complete discretion in determining the number of Shares subject to Options granted to each Participant, provided, however, that the aggregate Fair Market Value (determined at the time the Award is made) of Shares with respect to which any Participant may first exercise ISOs granted under the Plan during any calendar year may not exceed $100,000 or such amount as shall be specified in Section 422(a) of the Code and rules and regulation thereunder.

6.2 Option Agreement. Each Option grant shall be evidenced by an Option Agreement that shall specify the type of Option granted, the Option Price (as hereinafter defined), the duration of the Option, the number of Shares to which the Option pertains, any conditions imposed upon the exercisability of Options in the event of retirement, death, disability or other termination of employment and such other provisions as the Committee shall determine. The Option Agreement may have additional provisions as the Committee shall determine, not inconsistent with this Plan. The provisions of Option Agreements need not be identical. The Option Agreement shall specify whether the Option is intended to be an Incentive Stock Option within the meaning of Section 422(a)

of the Code, or Non-Qualified Stock Option not intended to be within the provisions of Section 422(a) of the Code. The provisions of such Option Agreements under the Plan need not be identical.

6.3 Option Price. The exercise price per share of Stock covered by an Option (“Option Price”) shall be determined by the Committee subject to the following limitations. The Option Price of an ISO shall not be less than 100% of the Fair Market Value of such Stock on the Grant Date. An ISO granted to an employee who, at the time of grant, owns (within the meaning of Section 425(d) of the Code) Stock possessing more than 10% of the total combined voting power of all classes of Stock of the Company, shall have an Option Price which is at least equal to 110% of the Fair Market Value of the Stock.

6.4 Duration of Options. Each Option shall expire at such time as the Committee shall determine at the time of grant provided, however, that no ISO shall be exercisable later than the tenth (10th) anniversary date of its Award Date.

6.5 Exercisability. Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall determine, which need not be the same for all Participants. No Option, however, shall be exercisable until the expiration of at least six months after the Award Date, except that such limitation shall not apply in the case of death or disability of the Participant.

6.6 Method of Exercise. Options shall be exercised by the delivery of a written notice to the Company in the form prescribed by the Committee setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares. The Option Price shall be payable to the Company in full either in cash, by delivery of Shares of Stock valued at Fair Market Value at the time of exercise, delivery of a promissory note (in the Committee’s sole discretion) or by a combination of the foregoing. As soon as practicable, after receipt of written notice and payment, the Company shall deliver to the Participant, stock certificates in an appropriate amount based upon the number of Options exercised, issued in the Participant’s name. No Participant who is awarded Options shall have rights as a shareholder in connection with the Shares subject to such Options until the date of exercise of the Options.

6.7 Restrictions on Stock Transferability. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option under the Plan as it may deem advisable, including, without limitation, restrictions under the applicable Federal securities law, under the requirements of the National Association of Securities Dealers, Inc. or any stock exchange upon which such Shares are then listed and under any blue sky or state securities laws applicable to such Shares.

6.8 Nontransferability of Options. No Option granted under the Plan may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution. Further, all Options granted to a Participant under the Plan shall be exercisable during his lifetime only by such Participant or his guardian or legal representative.

ARTICLE VII

Stock Appreciation Rights

7.1 Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, Stock Appreciation Rights may be granted to Participants, at the discretion of the Committee. If such Stock Appreciation Rights are granted in connection with the grant, and exercisable in lieu, of Options, they are “Tandem SARs”. Each Award of SARs shall be evidenced by a SAR Agreement with the Company, subject to all applicable terms of the Plan and any other terms and conditions set by the Committee not inconsistent with the Plan. The provisions of such SAR Agreements need not be identical.

7.2 Number of Shares. Each SAR Agreement shall specify the number of Shares subject to the SAR. SARs granted to any one Key Employee in a single calendar year shall in no event pertain to more than 500 Shares, except that SARs granted to a new Key Employee in the fiscal year in which his service with the Company first commences shall not pertain to more than 2,000 Shares.

7.3 Exercise of SARs. SARs may be exercised with respect to all or part of the Shares to which they relate in accordance with the terms of the SAR Agreement. Each SAR Agreement shall specify the Exercise Price, which may vary in accordance with a predetermined formula while the SAR is outstanding. A SAR may be included in an ISO only at the time of the Award but included in an NQSO at any time. The exercise of Tandem SARs shall cause a reduction in the number of Shares subject to the Related Option equal to the number of Shares with respect to which the Tandem SAR is exercised. Conversely, the exercise, in whole or in part, of a Related Option, shall cause a reduction in the number of Shares subject to the Related Option equal to the number of Shares with respect to which the Related Option is exercised. Shares with respect to which the SAR shall have been exercised may not be subject again to an Award under the Plan.

Notwithstanding any other provision of the Plan to the contrary, a Tandem SAR shall expire no later than the expiration of the Related Option, shall be transferable only when and under the same conditions as the Related Option and shall be exercisable only when the Related Option is eligible to be exercised. In addition, if the Related Option is an ISO, a Tandem SAR shall be exercised for no more than 100% of the difference between the Option Price of the Related Option and the Fair Market Value of Shares subject to the Related Option at the time the Tandem SAR is exercised.

7.4 Other Conditions Applicable to SARs. No SAR granted under the Plan shall be exercisable until the expiration of at least six months after the Grant Date, except that such limitation shall not apply in the case of the death or disability of the Participant. In no event shall the term of any SAR granted under the Plan exceed ten (10) years from the Grant Date. A Tandem SAR may be exercised only when the Fair Market Value of a Share exceeds the Option Price of the Related Option. If, on the date when a SAR expires, the Exercise Price or, in the case of a Tandem SAR the Option Price of the Relation Option, is less than the Fair Market Value on such date but any portion of such SAR has not been exercised or surrendered, then such SAR shall automatically be deemed to be exercised as of such date with respect to such portion. A Tandem SAR shall be exercised by delivery to the Committee of a notice of exercise in the form prescribed by the Committee.

7.5 Payment Upon Exercise of SARs. Subject to the provisions of the SAR Agreement, upon the exercise of a SAR, the Participant is entitled to receive, without any payment to the Company (other than required tax withholding amounts), an amount equal to the product of multiplying (i) the number of Shares with respect to which the SAR is exercised by (ii) an amount equal to the excess of (A) the Fair Market Value per Share on the date of exercise of the SAR over (B) the Option Price of the Related Option, in the case of a Tandem SAR or the Exercise Price of the SAR in the case of SARs that are not Tandem SARs.

Payment to the Participant shall be made in Shares, valued at the Fair Market Value of the date of exercise, in cash if the Participant has so elected in his written notice of exercise and the Committee has consented thereto, or a combination thereof. To the extent required to satisfy the conditions of Rule 16b-3(e) under the Exchange Act, or any successor or similar rule, or as otherwise provided in the SAR Agreement, the Committee shall have the sole discretion to consent to or disapprove the election of any Participant to receive cash in full or partial settlement of a SAR. In cases where an election of settlement in cash must be consented to by the Committee, the Committee may consent to, or disapprove, such election at any time after such election, or within such period for taking action as is specified in the election and failure to give consent shall be disapproval. Consent may be given in whole or as to a portion of the SAR surrendered by the Participant. If the election to receive cash is disapproved in whole or in part, the SAR shall be deemed to have been exercised for Shares, or, if so specified in the notice of exercise and election, not to have been exercised to the extent the election to receive cash is disapproved.

7.6 Nontransferability of SARs. No SAR granted under the Plan may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution. Further, all SARs granted to a Participant under the Plan shall be exercisable during his lifetime only by such Participant or his guardian or legal representative.

ARTICLE VIII

Restricted Stock

8.1 Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant shares of Restricted Stock under the Plan to such Participants and in such amounts as it shall determine. Participants receiving Restricted Stock Awards are not required to the pay the Company therefor (except for applicable tax withholding) other than the rendering of services.

8.2 Restricted Stock Agreement. Each Restricted Stock grant shall be evidenced by a Restricted Stock Agreement that shall specify the Period of Restriction, the number of Restricted Stock Shares granted and such additional provisions as the Committee shall determine, not inconsistent with the Plan. The provisions of such a Restricted Stock Agreement under the Plan need not be identical.

8.3 Transferability. Except as provided in this Article VIII and subject to the limitation in the next sentence, the Shares of Restricted Stock granted hereunder may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated until the termination of the applicable Period of Restriction or upon earlier satisfaction of other conditions as specified by the Committee in its sole discretion and set forth in the Restricted Stock Agreement. No shares of Restricted Stock shall be sold until the expiration of at least six months after the Award Date, except that such limitation shall not apply in the case of death or disability of the Participant. All rights with respect to the Restricted Stock granted to a Participant under the Plan shall be exercisable during his lifetime only by such Participant or his guardian or legal representative.

8.4 Other Restrictions and Conditions. The Committee shall impose such other restrictions or conditions on any Shares of Restricted Stock granted pursuant to the Plan as it may deem advisable including, without limitation, restrictions under applicable Federal or state securities laws and may legend the certificates representing Restricted Stock to give appropriate notice of such restrictions. Without limiting the generality of the foregoing, the Committee may include conditions based on the performance of the Company or a business unit of the Company for a specified period of one or more years or exceed a target determined in advance by the Committee. The Company’s independent auditors shall determine such performance. The Committee shall identify such performance-based conditions/targets not later than 90 days after the beginning of the period to which they relate. In no event shall the number of Restricted Shares which are subject to performance-based vesting conditions and which are granted to any one Participant in a single calendar year exceed 5,000.

8.5 Certificate Legend. In addition to any legends placed on certificates pursuant to Section 8.4 herein, each certificate representing shares of Restricted Stock granted pursuant to the Plan shall bear the following legend:

The sale or other transfer of the Shares of Stock represented by this certificate, whether voluntary, involuntary or by operation of law, is subject to certain restrictions on transfer set forth in the 2005 Valley Financial Corporation Key Employee Equity Plan, in the rules and administrative procedures adopted pursuant to such Plan and in an Agreement dated                                     . A copy of the Plan, such rules and procedures and such Restricted Stock Agreement may be obtained from the Secretary of Valley Financial Corporation.

8.6 Removal of Restrictions. Except as otherwise provided in this Article, Shares of Restricted Stock covered by each Restricted Stock Award made under the Plan shall become freely transferable by the Participant after the last day of the Period of Restriction. Once the Shares are released from the restrictions, the Participant shall be entitled to have the legend required by Section 8.5 herein removed from his Stock certificate.

8.7 Voting Rights. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares.

8.8 Dividends and Other Distributions. During the Period of Restriction, Participants holding shares of Restricted Stock granted hereunder shall be entitled to receive all dividends and other distributions paid with respect to those shares while they are so held. If any such dividends or distributions are paid in Shares, the Shares shall be subject to the same restrictions on transferability as the Shares of Restricted Stock with respect to which they were distributed.

8.9 Termination of Employment Due to Retirement. Unless otherwise provided in the Restricted Stock Agreement, in the event that a Participant terminates his employment with the Company or one of its Subsidiaries because of normal retirement (as defined in the rules of the Company in effect at the time), any remaining Period of Restriction applicable to the Restricted Stock

Shares pursuant to 8.3 herein shall automatically terminate and, except as otherwise provided in Section 8.4 herein the Shares of Restricted Stock shall thereby be free of restrictions and freely transferable. Unless otherwise provided in the Restricted Stock Agreement, in the event that a Participant terminates his employment with the Company because of early retirement (as defined in the rules of the Company in effect at the time), the Committee, in its sole discretion, may waive the restrictions remaining on any or all Shares of Restricted Stock pursuant to Section 8.3 herein and add such new restrictions to those Shares of Restricted Stock as it deems appropriate.

8.10 Termination of Employment Due to Death or Disability. In the event a Participant’s employment is terminated because of death or disability during the Period of Restriction, any remaining Period of Restriction applicable to the Restricted Stock pursuant to Section 8.3 herein shall automatically terminate and, except as otherwise provided in Section 8.4 herein the shares of Restricted Stock shall thereby be free of restrictions and fully transferable.

8.11 Termination of Employment for Other Reasons. Unless otherwise provided in the Restricted Stock Agreement, in the event that a Participant terminates his employment with the Company for any reason other than for death, disability or retirement, as set forth in Sections 8.9 and 8.10 herein, during the Period of Restriction, then any shares of Restricted Stock still subject to restrictions as of the date of such termination shall automatically be forfeited and returned to the Company.

ARTICLE IX

Stock Units

9.1 Grant of Stock Unit. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Stock Units under the Plan to such Participants and in such amounts as it shall determine. Stock Units may be granted in consideration of a reduction in the Participant’s other compensation.

9.2 Stock Unit Agreement. Each grant of Stock Units shall be evidenced by a Stock Unit Agreement that shall specify the number of Stock Units granted, and such additional provisions as the Committee shall determine, not inconsistent with the Plan. The provisions of such Stock Unit Agreements under the Plan need not be identical.

9.3 Payment for Awards. To the extent that an Award is granted in the form of Stock Units, no cash consideration shall be required of the Award recipients.

9.4 Vesting Conditions. Each Award of Stock Units may or may not be subject to vesting, as the Committee may determine. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Agreement. The Committee may include among such conditions the requirement that the performance of the Company or a business unit of the Company for a specified period of one or more years equal or exceed a target determined in advance by the Committee. The Company’s independent auditors shall determine such performance. The Committee shall determine the condition/target not later than 90 days after the commencement of the period to which it relates. In no event shall the number of Stock Units which are subject to performance-based vesting conditions and which are granted to any Participant in a single calendar year exceed 5,000.

9.5 Voting and Dividend Rights. The holders of Stock Units shall have no voting rights. Prior to settlement or forfeiture, any Stock Unit awarded under the Plan may, in the Committee’s discretion, carry with it right to dividend equivalents. Such right entitles the holder to be credited with an amount per Stock Unit equal to the cash dividends paid on one Share while the Stock Unit is outstanding. Dividend equivalents may be converted into additional Stock Units if the Committee so agrees. Settlement of dividend equivalents will be made at the time the Stock Units to which they relate are settled and are subject to the same conditions and restrictions as such Stock Units. Settlement of dividend equivalents may be made in the form of cash, Shares or in a combination of both as the Committee may determine.

9.6 Form and Time of Settlement of Stock Units. Settlement of vested Stock Units may be made in the form of (a) cash; (b) Shares; or (c) a combination of both, as determined by the Committee. The actual number of Stock Units eligible for settlement may be larger or smaller than the number included in the original Award, based on predetermined performance factors. As the Committee may determine: (i) methods of converting Stock Units to cash may include, without limitation, a method based on the average Fair Market Value of Shares over a series of trading days; (ii) vested Stock Units may be settled in a lump sum or in installments; (iii) the distribution may occur or commence when all vesting conditions applicable to the Stock Units have been satisfied or lapsed or it may be deferred to a later date; (iv) the amount of a deferred distribution may be increased by an interest factor or by dividend equivalents.

9.7 Termination of Employment. In the event a Participant’s employment is terminated prior to vesting of any Stock Units, all unvested Stock Units shall be automatically forfeited. Vested Stock Units shall be settled with and payable to the Participant or, in the case of the Participant’s death, the Participant’s beneficiary or beneficiaries. Each Participant who receives an Award of Stock Units shall designate one or more beneficiaries for this purpose by filing with the Company the prescribed form. A beneficiary designation may be changed by filing with the Company the prescribed form at any time before death. If no beneficiary is designated or no designated beneficiary survives the Participant, the Stock Unit Awards may be settled with and paid to the Participant’s estate after his death.

9.8 Creditors’ Rights. A holder of Stock Units shall have no rights other than those of a general creditor of the Company. Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Agreement.

ARTICLE X

Change in Control

The Committee, as constituted before a Change in Control, in its sole discretion may, as to any outstanding Award, either at the time the Award is made or any time thereafter, take any one or more of the following actions in respect to a Change in Control of the Company: (i) provide for the acceleration of any time periods relating to the exercise or realization of any such Award so that such Award may be exercised or realized in full on or before a date initially fixed by the Committee; (ii) provide for the purchase or settlement of any such Award by the Company, upon a Participant’s request, for an amount of cash equal to the amount which could have been obtained upon the exercise of such Award or realization of such Participant’s rights had such Award been currently exercisable or payable; or (iii) make such adjustment to any such Award then outstanding as the Committee deems appropriate to reflect such Change in Control.

ARTICLE XI

Modification, Extension and Renewals of Awards

Subject to the terms and conditions and within the limitations of the Plan, the Committee may modify, extend or renew outstanding Awards, or, if authorized by the Board, accept the surrender of outstanding Awards (to the extent not yet exercised) granted under the Plan and authorize the granting of new Awards pursuant to the Plan in substitution therefor and the substituted Awards may specify a lower exercise price than the surrendered Awards, a longer term than the surrendered Awards or may contain any other provisions that are authorized by the Plan. The Committee may also modify the terms of any outstanding Agreement. Notwithstanding the foregoing, however, no modification of an Award, shall, without the consent of the Participant, adversely affect the rights or obligations of the Participant.

ARTICLE XII

Amendment, Modification and Termination of the Plan

12.1 Amendment, Modification and Termination. At any time and from time to time, the Board may terminate, amend or modify the Plan. Such amendment or modification may be without shareholder approval except to the extent that such approval is required by the Code, pursuant to the rules under Section 16 of the Exchange Act, by any national securities exchange or system on which the Stock is then listed or reported, by any regulatory body having jurisdiction with respect thereto or under any other applicable laws, rules or regulations.

12.2 Awards Previously Granted. No termination, amendment or modification of the Plan other than pursuant to Section 4.4 herein shall in any manner adversely affect any Award theretofore granted under the Plan, without the written consent of the Participant.

ARTICLE XIII

Withholding

13.1 Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, State and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any grant, exercise or payment made under or as a result of this Plan.

13.2 Stock Withholding. With respect to withholding required upon the exercise of Nonqualified Stock Options, or upon the lapse of restrictions on Restricted Stock, or the vesting of Stock Units, or upon the occurrence of any other similar taxable event with respect to any Award, Participants may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares of Stock having a Fair Market Value equal to the amount required to be withheld. The value of the Shares to be withheld shall be based on Fair Market Value of the Shares on the date that the amount of tax to be withheld is to be determined. All elections shall be irrevocable and be made in writing, signed by the Participant on forms approved by the Committee in advance of the day that the transaction becomes taxable.

ARTICLE XIV

Successors

All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company.

ARTICLE XV

Awards under Other Plans

The Company may grant awards under other plans or programs. Such awards may be settled in the form of Shares issued under this Plan. Such Shares shall be treated for all purposes under the Plan like Shares issued in settlement of Stock Units and shall, when issued, reduce the number of Shares available under this Plan.

ARTICLE XVI

Deferral of Awards

The Committee (in its sole discretion) may permit or require a Participant to:

(a)	Have cash that otherwise would be paid to such Participant as a result of the exercise of a SAR or the settlement of Stock Units credited to a deferred compensation account established for such Participant by the Committee as an entry on the Company’s books;

(b)	Have Shares that otherwise would be delivered to such Participant as a result of the exercise of an Option or SAR converted into an equal number of Stock Units; or

(c)	Have Shares that otherwise would be delivered to such Participant as a result of the exercise of an Option or SAR or the settlement of Stock Units converted into amounts credited to a deferred compensation account established for such Committee as an entry on the Company’s books. Such amounts shall be determined by reference to the Fair Market Value of such Shares as of the date when they otherwise would have been delivered to such Participant.

A deferred compensation account established under this Articles may be credited with interest or other forms of investment returns, as determined by the Committee. A Participant for whom such an account is established shall have no rights other than those of a general credit or of the Company. Such account shall represent an unfunded and unsecured obligation of the Company and shall be subject to the terms and conditions of the applicable agreement between the Participant and the Company. If the deferral or conversion of Awards is permitted or required, the Committee (in its sole discretion) may establish rules, procedures, and forms pertaining to such Awards, including (without limitation) the settlement of deferred compensation accounts established under this Article.

ARTICLE XVII

Limitation on Payments

17.1 Scope of Limitation. This Article shall apply to an Award only if:

(a) The independent auditors most recently selected by the Board (the “Auditors”) determine that the after-tax value of such Award to the Participant, taking into account the effect of all federal, state and local income taxes, employment taxes and excise taxes applicable to the Participant (including the excise tax under section 4999 of the Code), will be greater after the application of this Article XVII than it was before the application of this Article XVII; or

(b) The Committee, at the time of making an Award under the Plan or at any time thereafter, specifies in writing that such Award shall be subject to this Article XVII (regardless of the after-tax value of such Award to the Participant).

If this Article applies to an Award, it shall supersede any contrary provision of the Plan or of any Award granted under the Plan.

17.2 Basic Rule. In the event that the Auditors determine that any payment or transfer by the Company under the Plan to or for the benefit of a Participant (a “Payment”) would be nondeductible by the Company for federal income tax purposes because of the provisions concerning “excess parachute payments” in section 280G of the Code, then the aggregate present value of all Payments shall be reduced (but not below zero) to the Reduced Amount. For purposes of this Article XVII, the “Reduced Amount” shall be the amount, expressed as a present value, which maximizes the aggregate present value of the Payments without causing any Payment to be nondeductible by the Company because of section 280G of the Code.

17.3 Reduction of Payments. If the Auditors determine that any Payment would be nondeductible by the Company because of section 280G of the Code, then the Company shall promptly give the Participant notice to that effect and a copy of the detailed calculation thereof and of the Reduced Amount, and the Participant may then elect, in his or her sole discretion, which and how much of the Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Payments equals the Reduced Amount) and shall advise the Company in writing of his or her election within 10 days of receipt of notice. If no such election is made by the Participant within such 10-day period, then the Company may elect which and how much of the Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Payments equals the Reduced Amount) and shall notify the Participant promptly of such election. For purposes of this Article XVII, present value shall be determined in accordance with section 280G(d)(4) of the Code. All determinations made by the Auditors under this Article XVII shall be binding upon the Company and the Participant and shall be made within 60 days of the date when a Payment becomes payable or transferable. As promptly as practicable following such determination and the elections hereunder, the Company shall pay or transfer to or for the benefit of the Participant such amounts as are then due to him or her under the Plan and shall promptly pay or transfer to or for the benefit of the Participant in the future such amounts as become due to him or her under the Plan.

17.4 Overpayments and Underpayments. As a result of uncertainty in the application of section 280G of the Code at the time of an initial determination by the Auditors hereunder, it is possible that Payments will have been made by the Company which should not have been made (an “Overpayment”) or that additional Payments which will not have been made by the Company could have been made (an “Underpayment”), consistent in each case with the calculation of the Reduced Amount hereunder. In the event that the Auditors, based upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Participant that the Auditors believe has a high probability of success, determine that an Overpayment has been made, such Overpayment shall be treated for all purposes as a loan to the Participant that he or she shall repay to the Company, together with interest at the applicable federal rate provided in section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by the Participant to the Company if and to the extent that such payment would not reduce the amount that is subject to taxation under section 4999 of the Code. In the event that the Auditors determine that an Underpayment has occurred, such Underpayment shall promptly be paid or transferred by the Company to or for the benefit of the Participant, together with interest at the applicable federal rate provided in section 7872(f)(2) of the Code.

17.5 Related Corporations. For purposes of this Article XVII, the term “Company” shall include affiliated corporations to the extent determined by the Auditors in accordance with section 280G(d)(5) of the Code.

ARTICLE XVIII

General

18.1 Requirements of Law. The granting of Awards and the issuance of Shares of Stock under this Plan shall be subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies as may be required.

18.2 Effect of Plan. The establishment of the Plan shall not confer upon any Key Employee any legal or equitable right against the Company or the Committee, except as expressly provided in the Plan.

18.3 Creditors. The interests of any Participant under the Plan or any Agreement are not subject to the claims of creditors and may not, in any way, be assigned, alienated or encumbered.

18.4 Governing Law. The Plan and all Agreements hereunder shall be governed, construed and administered in accordance with and governed by the laws of the Commonwealth of Virginia and the intention of the Company is that ISOs granted under the Plan qualify as such under Section 422(a) of the Code.

18.5 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

18.6 Retention Rights. Neither the Plan nor any Award granted under the Plan shall be deemed to give any individual a right to remain an employee. The Company and its Parents, Subsidiaries and Affiliates reserve the right to terminate the service of any Employee, at any time, with or without cause, subject to applicable laws, the Company’s certificate of incorporation and bylaws and a written employment agreement (if any).

18.7 Stockholders’ Rights. Except as expressly provided in or permitted by the Plan, a Participant shall have no dividend rights, voting rights or other rights as a stockholder with respect to any Shares covered by his or her Award prior to the time when a stock certificate for such Shares is issued or, if applicable, the time when he or she becomes entitled to receive such Shares by filing any required notice of exercise and paying any required Exercise Price. No adjustment shall be made for cash dividends or other rights for which the record date is prior to such time, except as expressly provided in the Plan.

18.8 Regulatory Requirements. Any other provision of the Plan notwithstanding, the obligation of the Company to issue Shares under the Plan shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of Common Shares pursuant to any Award prior to the satisfaction of all legal requirements relating to the issuance of such Common Shares, to their registration, qualification or listing or to an exemption from registration, qualification or listing.

PLEASE MARK VOTES REVOCABLE PROXY AS IN THIS EXAMPLE

                                                             WithFor All

Valley Financial Corporation

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1. Election of one Class A director to serve

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF

until the 2007 Annual Meeting of

Shareholders, five class B directors to

VALLEY FINANCIAL CORPORATION FOR THE 2005 ANNUAL MEETING

OF SHAREHOLDERS TO BE HELD ON APRIL 27, 2005.

The undersigned hereby appoints Douglas W. Densmore, Esq. and Kevin P.

Oddo, Esq., either of whom may act, with full power of substitution, as proxy to serve until the 2008 Annual Meeting and one Class C director to serve until the 2006 Annual Meeting.

CLASS A NOMINEE: James S. Frantz, Jr.

vote all of the shares of common stock of the Company held of record by the undersigned on March 7, 2005 at the Annual Meeting of the Company to be held

CLASS B NOMINEES: Abney S. Boxley, III, William D. Elliot,

Barbara B. Lemon,

on April 27, 2005 and at any adjournments thereof, as designated hereon:

Samuel L. Lionberger, Jr. and Ward. W. Stevens, M.D.

CLASS C NOMINEE: Geoffrey M. Ottaway

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except”

and write that nominee’s name in the space provided below.

For Against Abstain

1.	2. Approval of the 2005 Key Employee Equity Award Plan.
2.	3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

THE STOCK REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN, THE PROXY WILL BE VOTED FOR PROPOSAL NOS. 1 AND 2 ABOVE.

Detach above card, sign, date and mail in postage paid envelope provided.

Valley Financial Corporation 36 Church Avenue, SW • Roanoke, Virginia 24011

The above signed hereby acknowledges receipt of the Notice and Proxy Statement dated March 15, 2005 with respect to the 2005 Annual Meeting.

NOTE: When signing as attorney, trustee, administrator, executor or guardian, please give your full title as such. If a corporation, please sign in full corporate name by President or other authorized officer.

In the case of joint tenants, each joint owner must sign.

PLEASE ACT PROMPTLY SIGN, DATE & MAIL YOUR PROXY CARD TODAY

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IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT

THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH                  THE PROXY

IN THE ENVELOPE PROVIDED.